Exhibit 10.11
Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
ADDENDUM NO. 2 TO THE DATA SUPPLY & LICENSE AGREEMENT
Effective as of 10 January 2017 (“Effective Date”)
WHEREAS:-
A.    Myriad International Holdings B.V., a corporation organized and existing under the laws of the Netherlands, and SimilarWeb Ltd., an Israeli corporation, entered into a Data Supply & License Agreement dated February 14, 2014 (the “Original Agreement”), and entered into Addendum No. 1 to that agreement that was effective as of August 2015 (Addendum No.1, together with the Original Agreement, the “Agreement”).
B.    The Parties wish to make the amendments to the Agreement set out in this Addendum No. 2 ("Addendum").
NOW, THEREFORE, the Parties agree as follows:
1.    Definitions.
Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
2.    Dedicated Resource and Internal Consultants.
Pursuant to section 2.3 of the Agreement, each Dedicated Resource is “responsible for implementing and managing the data sharing License granted to Naspers above on a dedicated and an ongoing basis”, and the parties confirm and agree that the Dedicated Resource(s) will be dedicated to Naspers and Naspers initiatives, and that the activities of the Dedicated Resource(s) shall be exclusively confined to Naspers and Naspers initiatives.
To that end, SimilarWeb hereby irrevocably and unconditionally cedes, assigns and transfers to Naspers all right, title and interest in and to any work product created by a Dedicated Resource for Naspers and within the scope of his responsibilities pursuant to the Agreement (the “Naspers Work Product”), including all copyrights, economic rights, and other intellectual property rights contained therein, except for any underlying intellectual property owned by SimilarWeb or rights that may not be assigned or waived as a matter of law. Naspers hereby accepts such cession, assignment and transfer. SimilarWeb agrees to execute, at Naspers’ request and expense, all documents and other instruments necessary or desirable to confirm such assignment, or any further assignment of such rights to any third party. In the event that SimilarWeb does not, for any reason, execute such documents within a reasonable time of Naspers’ request, SimilarWeb hereby irrevocably appoints Naspers as SimilarWeb’s attorney-in-fact for the purpose of executing such documents on SimilarWeb’s behalf.
Naspers recognizes that it may be beneficial to SimilarWeb (a) for SimilarWeb to provide Custom Reports (as defined below) to SimilarWeb customers and (b) if the Dedicated

Resource(s) were from time to time to provide support to other SimilarWeb employees (in the form of training and related assistance); accordingly, the parties agree as follows:-
2.1    Custom Reports by Internal Consultants. SimilarWeb may provide to customers custom reports that contain data that is more extensive than the data then available to subscribers to SimilarWeb Pro Licenses, or provide to such customers exports of data in a manner that is more efficient for the customer than is then available to subscribers to SimilarWeb Pro Licenses, (a “Custom Report” and the “Custom Reporting Services”, respectively). Each Custom Report shall be prepared by a SimilarWeb employee that is not a Dedicated Resource (each an “Internal Consultant”). The Custom Reporting Services may also include consultations and other consultative services with the customer provided by an Internal Consultant.
2.1.1    an Internal Consultant shall not be (a) a part of SimilarWeb's Research team in Israel or (b) exclusively dedicated to a single customer for an unlimited period of time;
2.1.2    no customer may have any rights (including veto rights) in respect of the employment or engagement, or dismissal of, or terms of employment or engagement of, any Internal Consultant, provided, however, that a customer may indicate that they do not want a particular Internal Consultant to provide services to it;
2.1.3    the Custom Reporting Services shall be priced in accordance with SimilarWeb’s pricing and discounting policies and practices, as in effect from time to time; and
2.1.4    the Custom Reporting Services may not be provided to any customer for an unlimited period.
2.2    SimilarWeb employee support.
2.2.1    SimilarWeb Internal Consultant(s) shall share tools, best practices and knowledge (including training and related assistance) developed in the provision of the Custom Reporting Services with the Dedicated Resource(s) and the Dedicated Resource(s) shall similarly share such tools, best practices and knowledge (including the training and related assistance) to employees of SimilarWeb, including Internal Consultants; provided, however, that such sharing, training and assistance shall not interfere with the responsibilities of the Dedicated Resource(s) to Naspers; and provided, further, that Dedicated Resource(s) shall not be obligated to share any proprietary information with respect to the internal strategy of Naspers nor shall the SimilarWeb Internal Consultants be obligated to share any proprietary information with respect to the internal strategies of any SimilarWeb customer.

2.3    Dedicated Resource Access. SimilarWeb shall provide that the Dedicated Resource
2.3.1    meets at least once per calendar month, along with a representative of Naspers, who shall initially be Joe Okleberry and may be changed upon written notification from Naspers, and each of (a) the Vice President of Research and Development and (b) the Head of the Data Analysis Group to discuss data quality, data issues and any developments with respect to new sources of data with respect to the SimilarWeb Data and that each of the Vice President of Research and Development and the Head of the Data Analysis Group provides the Dedicated Resource with a full and complete update on the SimilarWeb Data;
2.3.2    has full access rights to the SimilarWeb Data and tools to access such SimilarWeb Data;
2.3.3    shall be notified, with respect to any problems or issues arising regarding the SimilarWeb Data that are escalated to the CEO, within 24 hours of the CEO; and
2.3.4    will be entitled to attend any all hands meetings of SimilarWeb.
2.4    This clause is, in all respects, subject to, and without prejudice to, the rights of Naspers under sections 3.2, 3.4 and 4.1 of the Agreement, and nothing in this clause shall be construed so as to derogate from the rights of Naspers under sections 3.2, 3.4 or 4.1 of the Agreement.
3.    SimilarWeb Pro Licenses.
3.1    Section 3.1.4 of the Agreement is deleted in its entirety and replaced by the following:-
“3.1.4      from 1 January 2017 and for each year thereafter – Naspers shall be invoiced for each separate Naspers Group Member in accordance with the table below:

Number of Named User Licenses	Annual License Fee
Between 2 and 10 Named Users	[***]
Between 11 and 25 Named Users	[***]
Between 26 and 50 Named Users	[***]
Greater than 50 Named Users	[***]
In addition, Naspers shall be invoiced an Annual License Fee of [***] as an aggregate License Fee for any Naspers Group Members that have only one (1) Named User License.”

For the sake of clarity: Naspers may suspend or terminate any or all of the SimilarWeb Pro Licenses granted under clause 3.1.4 at any time, in which case, if Naspers suspends or terminates all of the SimilarWeb Pro Licenses for a Naspers Group Member, then the License Fees for such Naspers Group Member shall be zero, and, if Naspers suspends or terminates a portion of the SimilarWeb Pro Licenses for a Naspers Group Member, then the License Fees shall be reduced for such Naspers Group Member in accordance with the table above, with such suspension, termination and reduction of fees becoming effective on a prospective basis beginning with the annual subscription term following the notice requesting the suspension or termination of the SimilarWeb Pro Licenses, and provided that no refund shall be due from SimilarWeb or payable to Naspers in connection with any suspension or termination of SimilarWeb Pro Licenses.
3.2    Clause 3.4 is deleted in its entirety and replaced by the following:-
“3.4           Most Favored Customer. Without prejudice to the other provisions of this Agreement, in respect of the data, services and licenses provided by SimilarWeb to Naspers under this Agreement, SimilarWeb shall provide to Naspers such data, services and licenses that are at least as comprehensive as the data, services and licenses provided to each other customer that subscribes to a SimilarWeb Pro License. SimilarWeb shall, promptly upon delivery by Naspers to SimilarWeb of a written request, either (a) confirm that the data, services and licenses provided to Naspers is at least as comprehensive as the data, services and licenses provided to each other customer; or (b) notify Naspers of the more comprehensive data, services and licenses provided to each and any other customer of SimilarWeb so that Naspers (or the Naspers Group Member, as applicable) may also receive, and SimilarWeb shall provide to Naspers, such more comprehensive data, services and licenses.
4.    Additional Dedicated Resource(s) and Service Fee.
Pursuant to clause 3 of Addendum No.1, the parties agreed that (i) one or more additional persons may be engaged to act as Dedicated Resources pursuant to the terms of the Agreement (each an “Additional Dedicated Resource”) and (ii) in the event that one or more additional persons are so engaged by SimilarWeb, the Service Fee shall be adjusted accordingly to reflect the supplement of the additional Dedicated Resource(s); accordingly, the parties agree as follows:
4.1    The first Additional Dedicated Resource shall be [***]. SimilarWeb shall invoice Naspers for the Service Fee relating to the Additional Dedicated Resource at a rate of [***] per annum with effect from May 2016. The Service Fee shall be paid within 30 days against receipt by Naspers of an invoice to be issued by SimilarWeb, and shall be reduced pro-rata for (a) the actual period of receiving services of the Company through the Dedicated Resource(s) for a period less than a full year.
4.2    With effect from the date hereof, the Service Fee payable pursuant to clause 2.4 of the Agreement shall be calculated as [***] of the sum of the gross salary of the Dedicated Resource and any Additional Dedicated Resource. Naspers, in its sole discretion, may provide its approval for an increase in the salary of the Dedicated Resource or any Additional Resource by providing written notice to SimilarWeb as set forth in Exhibit A to this Addendum.
4.3    With effect from October 1, 2016, the annual salaries of the primary Dedicated Resource and Additional Dedicated Resource shall be [***] (NIS [***] per month) and [***] (NIS [***] month), respectively, and the Service Fee shall be increased to [***]. The Service Fee shall be paid within 30 days following the Effective Date against receipt by Naspers of an invoice to be issued by SimilarWeb, and shall be reduced pro-rata for (a) the actual period of receiving services of the Company through the Dedicated Resource(s) for a period less than a full year and (b) the amount of any Service Fee previously paid by Naspers for the current year.
5.    Term and Termination.
Sections 6.1 and 6.2 of the Agreement are deleted in its entirety and replaced by the following:
“6.1 Term. This Agreement shall come into effect on the Effective Date and shall remain in effect until December 31, 2024 unless terminated as set forth below ("Term"). For the avoidance of doubt, this Agreement, including the Term, shall be binding on all successors and assigns, including pursuant to Section 9.1.
6.2 Termination. This Agreement may be terminated by SimilarWeb in the event Naspers is in material breach of its obligations under this Agreement and such material breach goes un-remedied for a period of 30 days after receiving written notice stating the nature of the breach. This Agreement may be terminated by Naspers, with or without cause, upon 30 days written notice.”
6.    Miscellaneous.
6.1    All provisions of the Agreement shall continue in full force and effect unless modified by this Addendum.
6.2    Section 9.1 of the Agreement is deleted in its entirety and replaced by the following:
“Assignment. Neither party may assign this Agreement to any third party without the prior written approval of the other party which shall not be unreasonably withheld or delayed, except that upon written notice to the other party to this effect: (i) either party (A) may assign this Agreement to its parent, affiliate or subsidiary and to any third party pursuant to any merger, acquisition or reorganization, and (B) must assign this Agreement to any purchaser in connection with the sale or transfer of all or substantially all its assets; and (ii) Naspers may assign this Agreement to any Naspers Group Member.”
6.3    Section 9 of the Agreement (as amended) shall apply mutatis mutandis to this Addendum.
[Signature page below]

IN WITNESS THEREOF, Naspers and SimilarWeb have caused this Addendum to the Agreement to be signed and delivered by their duly authorized officers, all as of the date hereinabove written.

MYRIAD INTERNATIONAL HOLDINGS B.V		SIMILARWEB LTD.

By:	/s/ S de Reus	By:	/s/ Jason Schwartz
Name:	S de Reus	Name:	Jason Schwartz
Title:	Director	Title:	Financial Officer
Date:		Date:

Exhibit A
Notice to Increase Salaries of Dedicated Resources

To:	SimilarWeb Ltd.
23 Menachem Begin Blvd.
Tel Aviv, Israel
Pursuant to Section 4.2 of Addendum No. 2 to the Data Supply & License Agreement by and between Myriad International Holdings B.V. and SimilarWeb Ltd., we hereby approve the increase of the salaries of the Dedicated Resource(s) as set forth below:

Effective Date:

Name of Dedicated Resource	Annual Salary - US$	Monthly Salary - NIS

Accordingly, the Service Fee due and payable to SimilarWeb shall be increased to $____________ as of the Effective Date above and paid within 30 days following against receipt by Naspers of an invoice to be issued by SimilarWeb, and shall be reduced pro-rata for (a) the actual period of receiving services of the Company through the Dedicated Resource(s) for a period less than a full year and (b) the amount of any Service Fee previously paid by Naspers for the current year.

Myriad International Holdings B.V.

By:
Title:
Date:
IN WITNESS THEREOF, Naspers and SimilarWeb have caused this Addendum to the Agreement to be signed and delivered by their duly authorized officers, all as of the date hereinabove written.
Myriad International Holdings B.V.    SimilarW    td
By: 6 14.- Qa145
Title: Cligerawer4